EXHIBIT 11.1

EXECUTION COPY

AMENDED AND RESTATED LOAN

AND SECURITY AGREEMENT

BY AND BETWEEN

TECHNOLOGY FLAVORS & FRAGRANCES, INC.

AND

WELLS FARGO CREDIT, INC.

as of April 25, 2002

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Exhibits

Exhibit A	-	Form of Promissory Note
Exhibit B	-	Compliance Certificate
Exhibit C	-	Form of Confirmation of Request for Borrowing

Schedules

Schedule 5.1	-	Corporate Name, Chief Executive Office, Business Records, Collateral Locations
Schedule 5.4	-	Subsidiaries
Schedule 5.6	-	Litigation
Schedule 5.12	-	Environmental Matters
Schedule 7.1	-	Mortgage, Liens, and Security Interests
Schedule 7.2	-	Indebtedness
Schedule 7.3	-	Contingent Liabilities

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AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of April 25, 2002, between TECHNOLOGY FLAVORS & FRAGRANCES, INC., a Delaware corporation (the “Borrower”), and WELLS FARGO CREDIT, INC. (the “Lender”).

WHEREAS, the Borrower and the Lender, as assignee of Foothill Capital Corporation, are parties to a certain Loan and Security Agreement, dated as of June 29, 1999 (as amended through the date hereof, the “Original Loan Agreement); and

WHEREAS, effective as of the Effective Date, as hereinafter defined, the Borrower and the Lender desire to amend and restate the Original Loan Agreement in its entirety, in the form of this Amended and Restated Loan and Security Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lender hereby agree as follows:

ARTICLE I   Definitions

Section 1.1             Definitions.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)           the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular; and

(b)           all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP.

Accounts means all of the Borrower’s accounts, as such term is defined in the UCC, including without limitation the aggregate unpaid obligations of customers and other account debtors of the Borrower arising from the sale or lease of goods or rendition of services by the Borrower on an open account or deferred payment basis.

Adjusted Cash Flow means, as to the Borrower and its consolidated subsidiaries, with respect to the fiscal year ended on December 31, 2001, Cash Flow on a consolidated basis for such period minus one-time, non-recurring charges, severance charges and other cash charges and costs related to the Borrower’s Comprehensive Restructuring and Cost Reduction Program, as set forth in that certain informational package dated September 17, 2001, prepared by the Borrower and delivered by it to the Lender on or about such date.

Advance means a Revolving Advance.

Affiliate or Affiliates means any Person controlled by, controlling or under common control with the Borrower, including (without limitation) any Subsidiary of the Borrower. For purposes of this definition, control, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

Agreement means this Amended and Restated Loan and Security Agreement.

Banking Day means a day other than a Saturday, Sunday or other day on which banks are generally not open for business in Minneapolis, Minnesota or New York, New York.

Base Rate means the rate of interest publicly announced from time to time by Wells Fargo Bank, N.A. as its base rate or, if such bank ceases to announce a rate so designated, any similar successor rate designated by the Lender.

Bonds means those certain Variable Rate Demand Industrial Development Revenue Bonds, Series 2002 (Federally Taxable) (Technology Flavors & Fragrances, Inc. Project), issued by the Town of Babylon Industrial Development Agency, in the aggregate principal amount of $2,200,000.

Bond Documents means, collectively (i) the Indenture of Trust dated as of January 1, 2002 between the Town of Babylon Industrial Development Agency and The Bank of New York, as trustee, pursuant to which the Bonds were issued and (ii) all other instruments, documents and agreements executed or delivered in connection with the Bonds.

Borrowing Base means, at any time, the lesser of:

(a)           the Maximum Line; or

(b)           the sum of eighty-five percent (85%) of Eligible Accounts, other than Eligible Canadian Accounts, plus

(i)                                     the lesser of (A) fifty-seven percent (57%) of Eligible Canadian Accounts or (B) $750,000, plus

(ii)                                  the lesser of (A) fifty-five percent (55%) of Eligible Inventory or (B) $2,000,000, minus

(iii)                               such reserves against such categories of risk as the Lender may elect to establish or revise, from time to time, in the exercise of its commercially reasonable judgment.

Capital Expenditures means as to any Person, with respect to any period of determination, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including expenditures for capitalized lease obligations) made by such Person during such period that are required by GAAP, consistently applied, to be included in or reflected by the property, plant and equipment or similar fixed asset accounts (or intangible accounts subject to amortization) on the balance sheet of such Person.

Cash Flow means as to any Person, with respect to any period of determination, the net income after taxes of such Person for such period, calculated in accordance with GAAP, consistently applied, plus depreciation and amortization expenses of such Person for such period (to the extent the same are deducted from net revenues in determining Net Income for such period) minus the aggregate amount of all payments of principal made during such period with respect to indebtedness which matured during such period, minus the aggregate amount of all dividends and other similar distributions made in cash to the holders of the equity interests of such Person during such period, minus the aggregate amount of non-financed Capital Expenditures made by such Person during such period.

Collateral means all of the Borrower’s personal property, whether now in existence or hereafter created, acquired or arising, whether tangible, intangible or mixed, including without limitation all of the Borrower’s Equipment, General Intangibles, Inventory, Investment Property, Receivables, all sums on deposit in any Collateral Account, and any items in any Lockbox; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) proceeds of any and all of the foregoing; (iii) in the case of all tangible goods, all accessions; (iv) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any tangible goods; and (v) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods.

Collateral Account means a cash collateral account under the exclusive dominion and control of the Lender, maintained at a financial institution reasonably acceptable to the Lender.

Commitment means the Lender’s commitment to make Advances to or for the Borrower’s account pursuant to Article II.

Credit Facility means the revolving credit facility being made available to the Borrower by the Lender pursuant to Article II.

Debt of any Person means all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet of that Person as at the date as of which Debt is to be determined. For purposes of determining a Person’s aggregate Debt at any time, Debt shall also include the aggregate payments required to be made by such Person at any time under any lease that is considered a capitalized lease under GAAP.

Default means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

Default Period means any period of time beginning on the date on which a Default or Event of Default has occurred and ending on the date such Default or Event of Default has been cured, or on the date the Lender waives in writing such Default or Event of Default, as the case may be.

Default Rate means, an annual rate equal to three percent (3%) over the Revolving Floating Rate, which rate shall change when and as the Revolving Floating Rate changes.

Effective Date means the date when all of the conditions precedent contained in Section 4.1 hereof shall have occurred.

Eligible Accounts means all unpaid Accounts, net of any credits, except the following shall not in any event be deemed Eligible Accounts:

(i)            That portion of Accounts owed by account debtors located in the United States that is unpaid 120 days or more after the invoice date; and that portion of Accounts owed by account debtors located outside the United States that is unpaid 150 days or more after the invoice date;

(ii)           That portion of Accounts that is disputed or subject to a claim of offset or a contra account;

(iii)          That portion of Accounts not yet earned by the final delivery of goods or rendition of services, as applicable, by the Borrower to the customer;

(iv)          Accounts owed by any unit of government, whether foreign or domestic (provided, however, that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which the Borrower has provided evidence satisfactory to the Lender that (A) the Lender has a first priority perfected security interest and (B) such Accounts may be enforced by the Lender directly against such unit of government under all applicable laws);

(v)           Accounts owed by an account debtor located outside the United States and Canada which are not (A) backed by a bank letter of credit naming the Lender as beneficiary or assigned to the Lender, in the Lender’s possession and acceptable to the Lender in all respects, in its sole discretion, exercised in a commercially reasonable manner or (B) covered by a foreign receivables insurance policy acceptable to the Lender in its sole discretion, exercised in a commercially reasonable manner;

(vi)          Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;

(vii)         Accounts owed by a shareholder, Subsidiary, Affiliate, officer or employee of the Borrower;

(viii)        Accounts not subject to a duly perfected security interest in the Lender’s favor or which are subject to any lien, security interest or claim in favor of any Person other than the Lender including without limitation any payment or performance bond;

(ix)           That portion of Accounts that has been restructured, extended, amended or modified; provided, however, that such portion of Accounts may be deemed Eligible Accounts to the extent that Lender has expressly consented thereto in writing;

(x)            That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;

(xi)           Accounts owed by an account debtor, regardless of whether otherwise eligible, if fifty percent (50%) or more of the total amount due under Accounts from such debtor is ineligible under clauses (i), (ii) or (ix) above; and

(xii)          Accounts, or portions thereof, otherwise deemed ineligible by the Lender in its sole discretion, exercised in a commercially reasonable manner.

Eligible Canadian Account means any Eligible Account which is due and owing by a Person located in Canada.

Eligible Inventory means all Inventory valued at the lowest of (a) the Borrower’s net purchase cost or net manufacturing cost, (b) the lowest bulk market price, (c) the Borrower’s lowest bulk selling price, minus estimated expenses for completion and disposal, and minus an allowance for normal profit margin for bulk sales, (d) any ceiling prices which may be established by any law, or (e) prevailing market value.  Eligible Inventory shall exclude any Inventory which consists of (i) any goods located in California, Canada, Chile, or otherwise located outside of the United States, goods stored at a location owned or leased by a vendor of the Borrower, any goods designated as “Orbitz” inventory, and any goods designated for a customer whose account receivable is ineligible, (ii) any goods located outside of a State in which the Lender has properly perfected its security interest by filing, free and clear of all other Liens, (iii) any goods not in the actual possession of, or in transit to or from, the Borrower or any goods in the possession of a bailee, warehouseman, consignee or similar Person, (iv) all work-in-process, (v) any goods the sale or other disposition of which has given rise to a Receivable, (vi) any goods which the Lender determines in its reasonable discretion at any time and in good faith are defective, unmerchantable or obsolete, (vii) any goods which are not covered by insurance and (viii) any goods which the Lender in its reasonable discretion has deemed to be ineligible because the Lender otherwise considers the collateral value thereof to be impaired or its ability to realize such value to be insecure.

Environmental Laws  has the meaning specified in Section 5.12.

Equipment  means all of the Borrower’s equipment, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all present and future machinery, vehicles, furniture, fixtures, manufacturing equipment, shop equipment, office and recordkeeping equipment, parts, tools, supplies, and including specifically (without limitation) the goods described in any equipment schedule or list herewith or hereafter furnished to the Lender by the Borrower.

ERISA  means the Employee Retirement Income Security Act of 1974, as amended.

Event of Default  has the meaning specified in Section 8.1.

Excess Availability  means the amount, as determined by the Lender, calculated at any time, equal to the Borrowing Base minus the amount of all then outstanding and unpaid Obligations.

GAAP  means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described in Section 5.5, except for any change in accounting practices to the extent that, due to a promulgation of the Financial Accounting Standards Board changing or implementing any new accounting standard, the Borrower either (i) is required to implement such change, or (ii) for future periods will be required to and for the current period may in accordance with generally accepted accounting principles implement such change, for its financial statements to be in conformity with generally accepted accounting principles (any such change is herein referred to as a “Required GAAP

Change”), provided that (1) the Borrower shall fully disclose in such financial statements any such Required GAAP Change and the effects of the Required GAAP Change on the Borrower’s income, retained earnings or other accounts, as applicable, and (2) the Borrower’s financial covenants set forth in Section 6.12 shall be adjusted as necessary to reflect the effects of such Required GAAP Change.

General Intangibles means all of the Borrower’s general intangibles, as such term is defined in the UCC, whether now owned or hereafter acquired, including (without limitation) all present and future patents, patent applications, copyrights, trademarks, trade names, trade secrets, customer or supplier lists and contracts, manuals, operating instructions, permits, franchises, the right to use the Borrower’s name, and the goodwill of the Borrower’s business.

Guarantors  means TFF Canada, Technology Flavors & Fragrances, S.A., a corporation organized under the laws of Chile, and any other Person that guarantees, or otherwise agrees to be liable for, the payment and performance of the Obligations.

Hazardous Substance  has the meaning given in Section 5.12.

Inventory means all of the Borrower’s inventory, as such term is defined in the UCC, whether now owned or hereafter acquired, whether consisting of whole goods, spare parts or components, supplies or materials, whether acquired, held or furnished for sale, for lease or under service contracts or for manufacture or processing, and wherever located.

Investment Property means all of the Borrower’s investment property, as such term is defined in the UCC, whether now owned or hereafter acquired, including but not limited to all securities, security entitlements, securities accounts, commodity contracts, commodity accounts, stocks, bonds, mutual fund shares, money market shares and U.S. Government securities.

Loan Documents means this Agreement, the Note and the Security Documents, as each may be amended, modified, supplemented or restated from time to time.

Lockbox  has the meaning given in the Lockbox Agreement.

Lockbox Agreement means the Lockbox Agreement by and among the Borrower, Fleet Bank, and the Lender, or any other agreement among the Borrower, the Lender and a bank or other financial institution, reasonably acceptable to the Lender, to which the Borrower instructs its customers to remit payments on Accounts.

Material Adverse Change means a material adverse change in the business, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its consolidated subsidiaries, taken as a whole.

Material Adverse Effect means the occurrence of any fact or event which has had, or is reasonably likely to have, a material adverse effect on (i) the business, operations, properties, condition (financial or otherwise) or prospects of the Borrower and its consolidated subsidiaries, taken as a whole, (ii) the rights and remedies of the Lender under this Agreement or any other Loan Document or (iii) the Lender’s ability to realize on the Collateral.

Maturity Date  means March 31, 2007.

Maximum Line means $3,000,000, unless such amount shall have been increased or reduced pursuant to Section 2.6, in which event it means the amount to which such amount shall have been increased or reduced, as the case may be.

Mortgage has the meaning specified in the Reimbursement Agreement.

Net Income means as to any Person, with respect to any period of determination, the net income after taxes of such Person for such period, calculated in accordance with GAAP, consistently applied.

Note means the Revolving Note.

Obligations means the Note and each and every other debt, liability and obligation of every type and description which the Borrower may now or at any time hereafter owe to the Lender, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving the Lender alone or in a transaction involving other creditors of the Borrower, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including specifically, but not limited to, all indebtedness of the Borrower arising under this Agreement, the Note or any other loan or credit agreement or guaranty between the Borrower and the Lender, whether now in effect or hereafter entered into.

Permitted Lien has the meaning given in Section 7.1.

Person means any individual, corporation, partnership, joint venture, limited liability company, association, joint–stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Plan means an employee benefit plan or other plan maintained for the Borrower’s employees and covered by Title IV of ERISA.

Premises means all premises where the Borrower conducts its business and has any rights of possession, including (without limitation) the premises legally described in the Mortgage.

Projections means a forecast of the Borrower’s financial performance and results of operations for a referenced fiscal year, prepared on a quarter-to-quarter and year-to-date basis, in accordance with reasonable assumptions and historical practices, certified by the chief financial officer of the Borrower, and shall include a projected balance sheet and income statement for each referenced fiscal year, prepared on the aforedescribed basis.

Receivables means each and every right of the Borrower to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property, out of a rendering of services, out of a loan, out of the overpayment of taxes or other liabilities, or otherwise arises under any contract or agreement, whether such right to payment is created, generated or earned by the Borrower or by some other person who subsequently transfers such person’s interest to the Borrower, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all liens and security interests) which the Borrower may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any property of such account debtor or other obligor; all including but not limited to all present and future accounts, contract rights, loans and obligations receivable, chattel papers, bonds, notes and other debt instruments, tax refunds and rights to payment in the nature of general intangibles.

Reimbursement Agreement means that certain Reimbursement Agreement between the Lender and the Borrower, dated as of January 1, 2002, as the same may be amended, modified, supplemented or restated from time to time.

Reportable Event shall have the meaning assigned to that term in Title IV of ERISA.

Revolving Advance has the meaning given in Section 2.1.

Revolving Floating Rate means an annual rate equal to the sum of the Base Rate plus one-quarter of one percent (.25%), which annual rate shall change when and as the Base Rate changes.

Revolving Note means the Borrower’s promissory note in the original principal amount of $3,000,000, dated as of the Effective Date, and payable to the order of the Lender, in substantially the form of Exhibit A hereto.

Security Documents means this Agreement, the Lockbox Agreement, and any other document delivered to the Lender from time to time to secure the Obligations, as the same may hereafter be amended, modified supplemented or restated from time to time.

Security Interest has the meaning given in Section 3.1.

Subsidiary means any corporation of which more than 50% of the outstanding shares of capital stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such corporation, irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

Tangible Net Worth means as to any Person, as of any date of determination, the net worth of such Person, calculated in accordance with GAAP, consistently applied, minus all of the assets of such Person which would be classified as intangible assets, in accordance with GAAP, consistently applied, including without limitation prepaid expenses and intercompany loans and advances.

TFF Canada means Technology Flavors & Fragrances, Inc., a corporation organized under the laws of Ontario, Canada, and its successors and assigns.

Termination Date means the earliest of (i) the Maturity Date, (ii) the date the Borrower terminates the Credit Facility, or (iii) the date the Lender demands payment of the Obligations after an Event of Default pursuant to Section 8.2.

UCC means the Uniform Commercial Code as in effect from time to time in the state of New York or in any other state whose laws are held to govern this Agreement or any portion hereof.

Section 1.2             Cross References.  All references in this Agreement to Articles, Sections and subsections, shall be to Articles, Sections and subsections of this Agreement unless otherwise explicitly specified.

ARTICLE II     Amount and Terms of the Credit Facility

Section 2.1             Revolving Advances. on the terms and subject to the conditions herein set forth, to make advances to the Borrower from time to time from and after the Effective Date to, but excluding, the Termination Date (the “Revolving Advances”). The Lender shall have no obligation to make a Revolving Advance if, after giving effect to such requested Revolving Advance, the sum of the outstanding and unpaid Revolving Advances would exceed the Borrowing Base. The Borrower’s obligation to pay the Revolving Advances shall be evidenced by the Revolving Note and shall be secured by the Collateral as provided in Article III. Within the limits set forth in this Section 2.1, the Borrower may borrow, prepay and reborrow Revolving Advances. The Borrower agrees to comply with the following procedures in requesting Revolving Advances under this Section 2.1:

(a)           The Borrower shall make each request for a Revolving Advance to the Lender before 11:00 a.m. (New York City time) of the day of the requested Revolving Advance. Requests may be made in writing or by telephone, specifying the date of the requested Revolving Advance and the amount thereof. Each request shall be made by (i) any officer of the Borrower; or (ii) any person designated as the Borrower’s agent by any officer of the Borrower in a writing delivered to the Lender.

(b)           Upon fulfillment of the applicable conditions set forth in Article IV, the Lender shall disburse the proceeds of the requested Revolving Advance by crediting the same to the Borrower’s demand deposit account maintained with Fleet Bank unless the Lender and the Borrower shall agree in writing to another manner of disbursement. The Lender will use reasonable efforts to disburse the proceeds of each Revolving Advance not later than 3:00 p.m. on the day such Revolving Advance was requested.  Upon the Lender’s request, the Borrower shall promptly confirm each telephonic request for a Revolving Advance by executing and delivering a confirmation certificate to the Lender in the form attached as Exhibit C hereto.  The Borrower shall repay all Advances even if the Lender does not receive such confirmation and even if the person requesting an Advance was not in fact authorized to do so. Any request for an Advance, whether written or telephonic, shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the time of the request.

Section 2.2             Interest; Default Interest; Usury.

(a)           Interest shall accrue on each Revolving Advance from the date of such Advance at the Revolving Floating Rate, and shall be due and payable in arrears on the first day of each month, commencing with the first month following such Advance, and on the Termination Date.

(b)           Default Interest Rate. At any time during any Default Period, in the Lender’s sole discretion and without waiving any of its other rights and remedies, the principal of the Advances outstanding from time to time shall bear interest at the Default Rate, effective for any periods designated by the Lender from time to time during that Default Period.

(c)           Usury. In any event no rate change shall be put into effect which would result in a rate greater than the highest rate permitted by law. Notwithstanding anything to the contrary contained in any Loan Document, all agreements which either now are or which shall become agreements between the Borrower and the Lender are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws. If any payments in the nature of interest, additional interest and other charges made under any Loan Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of the Borrower and the Lender. This provision shall never be superseded or waived and shall control every other provision of the Loan Documents and all agreements between the Borrower and the Lender, or their successors and assigns.

Section 2.3             Fees.

(a)           Restructuring Fee.  In consideration of the Lender’s willingness to amend and restate the Original Loan Agreement in its entirety, the Borrower hereby agrees to pay the Lender a fully earned and non-refundable restructuring fee of $17,500, due and payable upon the execution of this Agreement.

(b)           Unused Line Fee.  For the purposes of this Section 2.3(b), Unused Amount means, on any day of determination, an amount equal to the Maximum Line in effect on such day, minus the aggregate amount of Revolving Advances outstanding at the end of such day.  The Borrower agrees to pay to the Lender an unused line fee at the rate of one-quarter of one percent (.25%) per annum on the average daily Unused Amount from the Effective Date to and including the Termination Date, due and payable monthly in arrears on the first day of each month, commencing May 1, 2002, and on the Termination Date.

(c)           Facility Fee.  The Borrower agrees to pay to the Lender on the Effective Date, and on each yearly anniversary thereafter prior to the Termination Date, a fully earned and non-refundable facility fee in an amount equal to the product of .005 and the amount of the Maximum Line then in effect.

(d)           Audit Fees.  The Borrower hereby agrees to pay the Lender, on demand, audit fees in connection with any audits or inspections conducted by or at the direction of the Lender of any Collateral or the Borrower’s operations or business at the rates established generally from time to time by the Lender as its usual and customary audit fees, together with all actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection; provided, however, that except during Default Periods, the Borrower shall not have to reimburse the Lender for such audit fees to the extent they exceed $10,000 in the aggregate for any consecutive period of 365 days, commencing with the Effective Date.

(e)           Monitoring Fees.  The Borrower hereby agrees to pay the Lender a collateral monitoring fee of $750 per month from the Effective Date through and including the Termination Date, due and payable monthly in arrears on the first day of each month, commencing May 1, 2002, and on the Termination Date; provided, however, that the Borrower shall not be required to pay the Lender the collateral monitoring fee for any month in which the amount of Revolving Advances outstanding on each day of such month was $0.

Section 2.4             Computation of Interest and Fees; When Interest Due and Payable.  Interest accruing on the outstanding principal balance of the Advances and fees hereunder outstanding from time to time shall be computed on the basis of actual number of days elapsed in a year of 360 days. Interest shall be payable in arrears on the first day of each month and on the Termination Date.

Section 2.5             Capital Adequacy.  If any Related Lender determines in good faith at any time that its Return has been reduced as a result of any Rule Change, such Related Lender may require the Borrower to pay it the amount necessary to restore its Return to what it would have been had there been no Rule Change. For purposes of this Section 2.5:

(a)           “Capital Adequacy Rule” means any law, rule, regulation, guideline, directive, requirement or request regarding capital adequacy, or the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency, whether or not having the force of law, that applies to any Related Lender. Such rules include rules requiring financial institutions to maintain total capital in amounts based upon percentages of outstanding loans, binding loan commitments and letters of credit.

(b)           “Return,” for any period, means the return as determined by such Related Lender on the Advances based upon its total capital requirements and a reasonable attribution formula that takes account of the Capital Adequacy Rules then in effect. Return may be calculated for each calendar quarter and for the shorter period between the end of a calendar quarter and the date of termination in whole of this Agreement.

(c)           “Rule Change”  means any change in any Capital Adequacy Rule occurring after the date of this Agreement, but the term does not include any changes in applicable requirements that at the Effective Date are scheduled to take place under the existing Capital Adequacy Rules or any increases in the capital that any Related Lender is required to maintain to the extent that the increases are required due to a regulatory authority’s assessment of the financial condition of such Related Lender.

(d)           “Related Lender” means the Lender, any parent corporation of the Lender  and any assignee of any interest of the Lender hereunder.

Certificates of any Related Lender sent to the Borrower from time to time claiming compensation under this Section 2.5, stating the reason therefor and setting forth in reasonable detail the calculation of the additional amount or amounts to be paid to the Related Lender hereunder to restore its Return shall be conclusive absent manifest error. In determining such amounts, the Related Lender may use any reasonable averaging and attribution methods.

Section 2.6             Voluntary Prepayment; Increase or Reduction of the Maximum Line; Termination of the Credit Facility by the Borrower.  Except as otherwise provided herein, the Borrower may prepay the Revolving Advances in whole at any time or from time to time in part, provided, however, that no reduction of the Maximum Line shall be deemed to have occurred solely because the outstanding principal balance of the Revolving Loans may be reduced from time to time, by prepayment or otherwise, to zero, or because a credit balance may exist from time to time in the Borrower’s favor.  The Borrower may elect to increase the Maximum Line to $4,000,000, at any time during the period commencing on January 1, 2003, and ending on June 30, 2004, so long as (i) the Borrower gives the Lender at least 60 days prior written notice of such election, and (ii) the Borrower delivers to the Lender an amended and restated revolving note, in the form of Exhibit A hereto, in the principal amount of $4,000,000 duly executed and all blank spaces appropriately filled in, provided, however, that if an Event of Default shall have occurred and is continuing on the date on which the notice described in clause (i) hereof shall have been given, the Borrower shall have no right to make such election, and any such notice shall be null and void and of no force or effect.  The Borrower may terminate the Credit Facility or reduce the Maximum Line at any time so long as (i) the Borrower gives the Lender at least 60 days prior written notice and (ii) the Borrower pays the Lender the applicable termination or line reduction fees in accordance with Section 2.7.  If the Borrower reduces the Maximum Line to zero, all Obligations shall be immediately due and payable.  Upon termination of the Credit Facility, payment and performance of all Obligations, and the receipt by the Lender from the Borrower of a release on terms satisfactory to the Lender, the Lender shall promptly release or terminate the Security Interest and the Security Documents by instruments satisfactory to the Borrower or otherwise required by law.

Section 2.7             Termination Fees and Line Reduction Fees.  If the Credit Facility is terminated by the Borrower for any reason as of a date other than the Maturity Date, or if the Borrower reduces the Maximum Line to an amount less than $1,500,000 (whether in a single reduction or pursuant to a series of reductions), the Borrower shall pay to the Lender a fee in an amount equal to a percentage of the Maximum Line (or a percentage of the reduction below $1,500,000, as the case may be) as follows:  (i) three percent (3%), if such termination or reduction occurs during or at the end of the period from January 14, 2002 through and including

January 13, 2003, (ii) two percent (2%), if such termination or reduction occurs during or at the end of the period from January 14, 2003 through and including January 13, 2004, (iii) one percent (1%), if such termination or reduction occurs during or at the end of the period from January 14, 2004 through and including January 13, 2005, (iv) one-half of one percent (.50%), if such termination or reduction occurs during or at the end of the period from January 14, 2005 through and including January 13, 2006, and (v) zero percent (-0%-), if such termination or reduction occurs at any time on or after January 14, 2006.

Section 2.8             Mandatory Prepayment; Repayment.  Without notice or demand, in the event that the outstanding principal balance of the Revolving Advances shall at any time exceed the Borrowing Base, then, in such event, unless the Lender shall have otherwise agreed in writing, the Borrower shall immediately prepay the Revolving Advances to the extent necessary to eliminate such excess. Any payment received by the Lender under this Section 2.8 or under Section 2.6 may be applied to the Obligations, in such order and in such amounts as the Lender, in its discretion, may from time to time determine.  On the Termination Date, all outstanding Obligations shall be due and payable in full.

Section 2.9             Payment.  Any payments of principal, interest, fees or any other amounts payable hereunder or under any other Loan Document shall be made prior to 12:00 noon New York time on the due date thereof in immediately available funds.  For purposes of determining the balance of the Advances outstanding, the Lender will credit (conditional upon final collection) all such payments to the Borrower’s account upon receipt by the Lender of good funds in dollars of the United States of America in the Lender’s account; provided, however, that for purposes of computing interest on the Obligations, the Lender will credit (conditional upon final collection) all such payments to the Borrower’s account two (2) Banking Days after receipt by the Lender of such immediately available funds in dollars of the United States of America in the Lender’s account.  Any amount received by the Lender after 12:00 noon New York time on any Banking Day shall be deemed received on the next Banking Day.  The Lender may hold all payments not constituting immediately available funds for two (2) additional days before applying them to the Obligations. Notwithstanding anything in Section 2.1, the Borrower hereby authorizes the Lender, in its discretion at any time or from time to time, without the Borrower’s request and even if the conditions set forth in Section 4.2 would not be satisfied, to make an Advance in an amount equal to the portion of the Obligations from time to time due and payable and amounts required to be paid to the Lender for deposit in an account designated by the Lender.  Any sums expended by the Lender due to the Borrower’s failure to perform or comply with its obligations under this Agreement or any other Loan Document, including, but not limited to the payment of taxes, Liens, insurance premiums or leasehold obligations, shall be charged to the Borrower’s account as an Advance and added to the Obligations; provided, that the Lender shall have no obligation to make such payment and shall not by so doing be deemed to have assumed any obligation or liability of the Borrower.

Section 2.10           Payment on Non–Banking Days.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of interest on the Advances or the fees hereunder, as the case may be.

Section 2.11           Use of Proceeds.  The Borrower shall use the proceeds of Advances only for ordinary working capital purposes and for other purposes allowed under this Agreement.

Section 2.12           Liability Records.  The Lender may maintain from time to time, at its discretion, liability records as to the Obligations. In the absence of manifest error, all entries made on any such record shall be presumed correct until the Borrower establishes the contrary. Upon the Lender’s demand, the Borrower will admit and certify in writing the exact principal balance of the Obligations that the Borrower then asserts to be outstanding. Any billing statement or accounting rendered by the Lender shall be conclusive and fully binding on the Borrower unless the Borrower gives the Lender specific written notice of exception within 30 days after receipt.

ARTICLE III     Security Interest; Occupancy; Setoff; Collection Mechanics

Section 3.1             Grant of Security Interest.  The Borrower confirms and re-affirms its grant to the Lender, pursuant to the Original Loan Agreement, of a continuing lien on and security interest (collectively the “Security Interest”) in the Collateral, as security for the payment and performance of the Obligations, which Security Interest continues to be a perfected Security Interest of first priority, subject only to Permitted Liens.  In furtherance thereof, the Borrower hereby pledges, assigns and grants to the Lender a Security Interest in the Collateral, as security for the payment and performance of the Obligations.

Section 3.2             Assignment of Insurance.  As additional security for the payment and performance of the Obligations, the Borrower hereby assigns to the Lender any and all monies (including, without limitation, proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of the Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and the Borrower hereby directs the issuer of any such policy to pay all such monies directly to the Lender. At any time, whether or not a Default Period then exists, the Lender may (but need not), in the Lender’s name or in the Borrower’s name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

Section 3.3             Occupancy.

(a)           The Borrower hereby irrevocably grants to the Lender the right to take possession of the Premises at any time after the occurrence and during the continuance of an Event of Default.

(b)           The Lender may use the Premises only to hold, process, manufacture, sell, use, store, liquidate, realize upon or otherwise dispose of goods that are Collateral and for other purposes that the Lender may in good faith deem to be related or incidental purposes.

(c)           The Lender’s right to hold the Premises shall cease and terminate upon the earliest of (i) the waiver by the Lender of, or the cure of, the applicable Event of Default, (ii) payment in full and discharge of all Obligations and termination of the Commitment, and (iii) final sale or disposition of all goods constituting Collateral and delivery of all such goods to purchasers.

(d)           The Lender shall not be obligated to pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises; provided, however, that if the Lender does pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises, the Borrower shall reimburse the Lender promptly for the full amount thereof. In addition, the Borrower will pay, or reimburse the Lender for, all taxes, fees, duties, imposts, charges and expenses at any time incurred by or imposed upon the Lender by reason of the execution, delivery, existence, recordation, performance or enforcement of this Agreement or the provisions of this Section 3.3.

Section 3.4             License.  The Borrower hereby grants to the Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all trademarks, franchises, trade names, copyrights and patents of the Borrower for the purpose of selling, leasing or otherwise disposing of any or all Collateral at any time after and during the continuation of an Event of Default.

Section 3.5             Financing Statements.  The Borrower hereby authorizes the Lender to file without the Borrower’s signature any and all financing statements in each jurisdiction that the Lender determines to be necessary to perfect the Lender’s Security Interest in the Collateral.  For this purpose, the Borrower warrants and represents that its exact legal name is Technology Flavors & Fragrances, Inc., that it is incorporated under the laws of the state of Delaware, that its Federal Tax Identification No. is 11 - 3199437, and that its chief executive headquarters is located at 10 Edison Street East, Amityville, New York 11701.

Section 3.6             Setoff.  The Borrower agrees that at any time after and during the continuation of an Event of Default, the Lender may, at its sole discretion and without demand and without notice to anyone, setoff any liability owed to the Borrower by the Lender, whether or not due, against any Obligation, whether or not due. In addition, each other Person holding a participating interest in any Obligations shall have the right to appropriate or setoff any deposit or other liability then owed by such Person to the Borrower, whether or not due, and apply the same to the payment of said participating interest, as fully as if such Person had lent directly to the Borrower the amount of such participating interest.

Section 3.7             Collection Mechanics.  The Borrower shall establish and maintain a Lockbox in its name and at its expense with a bank or other financial institution reasonably acceptable to the Lender.  The Borrower shall: (i) indicate on all of its invoices that funds should be delivered to and deposited to the Lockbox; (ii) direct all of its account debtors to deposit any and all payments, remittances, checks, collections and proceeds of Accounts and other Collateral into the Lockbox; (iii) irrevocably authorize and direct any bank or other financial institution which maintains the Lockbox or otherwise maintains the Borrower’s initial receipt of cash, checks and other items to promptly transfer all available funds to the bank account maintained with such bank or other financial institution by the Lender; and (iv) advise such bank or other financial institution of the Lender’s security interest in such funds. The Borrower shall promptly cause to be deposited into the Collateral Account all proceeds of Collateral received by the

Borrower, provided, however, that proceeds of Accounts that are remitted by customers of the Borrower located in Canada to a Lockbox maintained by the Lender with Bank of Nova Scotia may be deposited by the Borrower into its own operating account, so long as no Default or Event of Default has occurred and is continuing.  In addition to the foregoing, the Borrower shall cause TFF Canada to deposit in the Lockbox maintained by the Lender with the Bank of Nova Scotia, on Monday of each week, a check in the amount of the aggregate payments, remittances, checks, collections and other proceeds received by TFF Canada during the immediately preceding week in respect of its accounts (as defined in the UCC).  Each bank or other financial institution at which a Lockbox is established shall enter into a written agreement with the Lender, or among the Borrower, the Lender and such bank, in form and substance satisfactory to the Lender, providing that all cash, checks and items received or deposited in the Lockbox are the property of the Lender, that the depository bank has no lien upon, or right of set off against, the Lockbox or any cash, checks, items, wires or other funds from time to time on deposit therein, except as otherwise provided in such agreement, and that automatically, on a daily basis the depository bank will wire, or otherwise transfer, in immediately available funds, all funds received or deposited into the Lockbox to such bank account as the Lender may from time to time designate for such purpose.  The Borrower hereby confirms and agrees that all amounts deposited in the Lockbox and any other funds received and collected by the Lender whether as proceeds of Inventory or other collateral or otherwise, shall be the property of the Lender.

ARTICLE IV     Conditions of Lending

Section 4.1             Conditions Precedent to the Initial Revolving Advance.  The Lender’s obligation to make the initial Revolving Advance hereunder shall be subject to the condition precedent that the Lender shall have received all of the following, each in form and substance satisfactory to the Lender:

(a)           This Agreement, properly executed by the Borrower.

(b)           The Note, properly executed by the Borrower.

(c)           A confirmation, in writing, signed by each Guarantor, pursuant to which such Guarantor confirms the continuing effectiveness of the instrument of guaranty executed in favor of the Lender by such Guarantor.

(d)           A stamped acknowledgement copy of an “in lieu” financing statement recorded with the Secretary of State of Delaware, reflecting the Borrower as debtor and the Lender as secured party.

(e)           A certificate of the Borrower’s Secretary or Assistant Secretary certifying as to (i) the resolutions of the Borrower’s directors and, if required, shareholders, authorizing the execution, delivery and performance of this Agreement, (ii) the Borrower’s articles of incorporation and bylaws, and (iii) the signatures of the Borrower’s officers or agents authorized to execute and deliver this Agreement, and other instruments, agreements and certificates, including Advance requests, on the Borrower’s behalf.

(f)            A current certificate issued by the Secretary of State of Delaware, certifying that the Borrower is in good standing in the State of Delaware.

(g)           Evidence that the Borrower is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

(h)           A certificate of an officer of the Borrower confirming, on behalf of the Borrower, the representations and warranties set forth in Article V.

(i)            An opinion of counsel to the Borrower, addressed to the Lender.

(j)            Payment of the fees and commissions due through the date of the initial Advance under Section 2.3 and expenses incurred by the Lender through such date and required to be paid by the Borrower under Section 9.6, including all legal expenses incurred through the date of this Agreement.

(k)           Such other documents as the Lender in its sole discretion, exercised in a commercially reasonable manner, may require.

Section 4.2             Conditions Precedent to All Advances.  The Lender’s obligation to make each Advance shall be subject to the further conditions precedent that on such date:

(a)           the representations and warranties contained in Article V are correct on and as of the date of such Advance as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

(b)           no event has occurred and is continuing, or would result from such Advance which constitutes a Default or an Event of Default.

ARTICLE V     Representations and Warranties

The Borrower represents and warrants to the Lender as follows:

Section 5.1             Corporate Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Tax Identification Number.  The Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified to transact business would not have a Material Adverse Effect. The Borrower has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents. During its existence, the Borrower has done business solely under the names set forth in Schedule 5.1 hereto. The Borrower’s chief executive office and principal place of business is located at the address set forth in Schedule 5.1 hereto, and all of the Borrower’s records relating to its business or the Collateral are kept at that location. All Inventory and Equipment is located at that location or at one of the other locations set forth in Schedule 5.1 hereto. The Borrower’s tax identification number is correctly set forth in Section 3.5 hereto.

Section 5.2             Authorization of Borrowing; No Conflict as to Law or Agreements.  The execution, delivery and performance by the Borrower of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the Borrower’s stockholders; (ii) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof; (iii) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Borrower’s articles of incorporation or bylaws; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected, which default or breach would have a Material Adverse Effect; or (v) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (other than the Security Interest) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

Section 5.3             Legal Agreements.  This Agreement constitutes and, upon due execution by the Borrower, the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms

.

Section 5.4             Subsidiaries.  Except as set forth in Schedule 5.4 hereto, the Borrower has no Subsidiaries.

Section 5.5             Financial Condition; No Adverse Change.  The Borrower has heretofore furnished to the Lender its audited financial statements for its fiscal year ended December 31, 2000, and its unaudited financial statements for the fiscal year-to-date period ended November 30, 2001, and those statements fairly present, in all material respects, the Borrower’s financial condition on the dates thereof and the results of its operations and cash flows for the periods then ended and were prepared in accordance with GAAP. Since the date of the Borrower’s most recent financial statements, there has been no Material Adverse Change, other than such charges to the Borrower’s operations with respect to its fiscal year ended December 31, 2001 as have been previously disclosed to the Lender in writing on or about March 4, 2002.

Section 5.6             Litigation.  Except as set forth in Schedule 5.6 hereto, there are no actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Affiliates or the properties of the Borrower or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower or any of its Affiliates, would have a Material Adverse Effect.

Section 5.7             Regulation U.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any

Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 5.8             Taxes.  The Borrower and its Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them. The Borrower and its Affiliates have filed all federal, state and local tax returns which to the knowledge of the officers of the Borrower or any Affiliate, as the case may be, are required to be filed, and the Borrower and its Affiliates have paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by any of them to the extent such taxes have become due and the failure to pay such taxes would result in a penalty or cause interest to accrue in respect thereof.

Section 5.9             Titles and Liens.  The Borrower has good and absolute title to all Collateral described in the collateral reports provided to the Lender and all other Collateral, properties and assets reflected in the latest financial statements referred to in Section 5.5 and all proceeds thereof, free and clear of all mortgages, security interests, liens and encumbrances, except for Permitted Liens. No financing statement naming the Borrower as debtor is on file in any office except to perfect only Permitted Liens.

Section 5.10           Plans.  Except as disclosed to the Lender in writing prior to the date hereof, neither the Borrower nor any of its Affiliates maintains or has maintained any Plan. Neither the Borrower nor any Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA. No Reportable Event or other fact or circumstance which may have an adverse effect on the Plans tax qualified status exists in connection with any Plan. Neither the Borrower nor any of its Affiliates has:

(a)           Any accumulated funding deficiency within the meaning of ERISA; or

(b)           Any liability or knows of any fact or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than accrued benefits which or which may become payable to participants or beneficiaries of any such Plan).

Section 5.11           Default.  The Borrower is in compliance with all provisions of all material agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which would be reasonably likely to have a Material Adverse Effect.

Section 5.12           Environmental Matters.

(a)           Definitions. As used in this Agreement, the following terms shall have the following meanings:

(i)            “Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

(ii)           “Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

(b)           To the Borrower’s best knowledge, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any liability or obligation for either the Borrower or the Lender under the common law of any applicable jurisdiction or under any applicable Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create any such liability.

(c)           To the Borrower’s best knowledge, the Borrower has not disposed of Hazardous Substances in such a manner as to create any liability under any applicable Environmental Law, other than liabilities which do not exceed an amount greater than $50,000 in the aggregate.

(d)           Except as otherwise set forth in Schedule 5.12 hereto, there are not and there never have been any requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation, relating in any way to the Premises or the Borrower, alleging liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto, other than such requests, claims, notices, investigations, demands, administrative proceedings, hearings and litigation that, in the aggregate, might result in liability to the Borrower of not more than $50,000.  To the Borrower’s best knowledge, except as set forth in Schedule 5.12 hereto, no such matter is threatened or impending.

(e)           To the Borrower’s best knowledge, except as set forth in Schedule 5.12 hereto, the Borrower’s businesses are and have in the past always been conducted in all material respects in accordance with all applicable Environmental Laws and all licenses, permits and other authorizations required pursuant to any applicable Environmental Law and necessary for the lawful and efficient operation of such businesses are in the Borrower’s possession and are in full force and effect. No permit required to be maintained by the Borrower under any Environmental Law is scheduled to expire within 12 months and there is no threat that any such permit will be withdrawn, terminated, limited or materially changed.

(f)            To the Borrower’s best knowledge, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

(g)           The Borrower has delivered to the Lender all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or Borrower’s businesses.

Section 5.13           Submissions to Lender.  All financial and other information provided to the Lender by or on behalf of the Borrower in connection with the Borrower’s request for the credit facilities contemplated hereby is true and correct in all material respects and, as to projections, valuations or proforma financial statements, present a good faith opinion as to such projections, valuations and proforma condition and results.

Section 5.14           Financing Statements.  The Borrower has heretofore provided to the Lender signed financing statements sufficient to perfect the Security Interest and the other security interests created by the Security Documents, to the extent such security interests are capable of being perfected by filing financing statements. None of the Collateral or other collateral covered by the Security Documents is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.

Section 5.15           Rights to Payment.  Each Eligible Account and, to the best of the Borrower’s knowledge, each other right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral or other collateral covered by the Security Documents is (or, in the case of all future Collateral or such other collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim, of the account debtor or other obligor named therein or in the Borrower’s records pertaining thereto as being obligated to pay such obligation (other than merchandise disputes in the ordinary course of business which have been disclosed in writing to the Lender).

Section 5.16           Financial Solvency.  Both before and after giving effect to the transactions contemplated under this Agreement and the making of each Advance, none of the Borrower or its Affiliates:

(a)           was or will be insolvent, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act;

(b)           has unreasonably small capital or is engaged or about to engage in a business or a transaction for which any remaining assets of the Borrower or such Affiliate are unreasonably small;

(c)           by executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, intends to, nor believes that it will, incur debts beyond its ability to pay them as they mature;

(d)           by executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, intends to hinder, delay or defraud either its present or future creditors; and

(e)           at this time contemplates filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law any jurisdiction, nor, to the best knowledge of the Borrower, is the subject of any actual, pending or threatened bankruptcy, insolvency or similar proceedings under any law of any jurisdiction.

ARTICLE VI     Borrower’s Affirmative Covenants

So long as the Obligations shall remain unpaid, or the Credit Facility shall remain outstanding, the Borrower will comply with the following requirements, unless the Lender shall otherwise consent in writing:

Section 6.1             Reporting Requirements.  The Borrower will deliver, or cause to be delivered, to the Lender each of the following, which shall be in form and detail acceptable to the Lender:

(a)           within 105 days after the end of each fiscal year of the Borrower, a copy of the Borrower’s Annual Report and Form 10-KSB or Form 10-K, as the case may be, for such year prepared by independent certified public accountants reasonably acceptable to the Lender.  In the event that the Borrower fails to remain a public company or is not required to file an Annual Report or Form 10-K SB or Form 10-K, the Borrower shall provide to the Lender as soon as available, and in any event within 105 days after the end of each fiscal year of the Borrower, the Borrower’s audited financial statements with the opinion of independent certified public accountants selected by the Borrower and reasonably acceptable to the Lender, which annual financial statements shall include the Borrower’s balance sheet as at the end of such fiscal year and the related statements of the Borrower’s income, retained earnings and cash flows for the fiscal year then ended, prepared on a consolidated and consolidating basis, all in reasonable detail, in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants; and (ii) a certificate of the Borrower’s chief financial officer stating that such financial statements have been prepared in accordance with GAAP and whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto;

(b)           Within 45 days after the end of each of the Borrower’s first three (3) fiscal quarters in each fiscal year, copies of the Borrower’s Quarterly Report on Form 10-QSB or 10-Q, as the case may be.  In the event that the Borrower fails to remain a public company or is not required to file a Quarterly Report on Form 10-Q SB or Form 10-Q, the Borrower shall provide to the Lender unaudited financial statements, including a balance sheet and related profit and loss statements, for such fiscal quarter then ended and for the cumulative period of the fiscal year since the first day of such fiscal year, prepared by Borrower’s Chief Financial Officer on a consolidated and consolidating basis, all in reasonable detail, in accordance with GAAP, subject to year end audit adjustments;

(c)           as soon as available and in any event within 45 days after the end of each month (other than the month of January in each year), an unaudited internal balance sheet and a statement of income of the Borrower as at the end of and for such month (provided, however, that the balance sheet and statement of income for the month of February in each year shall include combined financial information for the months of January and February in such year) and for the year to date period then ended, prepared on a consolidated and consolidating basis, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end audit adjustments; and accompanied by a certificate of the Borrower’s chief financial officer, substantially in the form of Exhibit B hereto stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the requirements set forth in Section 6.12;

(d)           (i) on each date on which a Revolving Advance is made hereunder, with respect to the period beginning on and including the date on which the immediately preceding Revolving Advance was made and ending on but not including the date of the current Revolving Advance, or more frequently if the Lender so requires, a sales report, cash receipts report, copies of validated bank deposit slips, and copies of proof of delivery of all goods, the invoice in respect of the sale of which exceeds $25,000, and (ii) within 15 days after the end of each month, or more frequently if the Lender so requires, agings of the Borrower’s accounts receivable and its accounts payable, in reasonable detail, an inventory certification report, a calculation of the Borrower’s Accounts, Eligible Accounts and Eligible Canadian Accounts, Accounts that are ineligible, a reconciliation of all Accounts for such month, Inventory and Eligible Inventory, a report of accounts receivable and accounts payable concentrations and delinquencies and a report of the outstanding balances of all Eligible Accounts and Eligible Canadian Accounts, with a corresponding listing of the A.C.I. limit established for the account debtor obligated on such Eligible Accounts and Eligible Canadian Accounts;

(e)           no later than the last day of each fiscal year of the Borrower, beginning with the fiscal year ending in December 2002, the Projections for the following fiscal year, together with such supporting schedules and information as the Lender may in its reasonable discretion require;

(f)            immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower;

(g)           as promptly as practicable (but in any event not later than five Business Days) after an officer of the Borrower obtains knowledge of the occurrence of any breach, default or event of default under any Security Document or any event which constitutes a Default or Event of Default hereunder, notice of such occurrence, together with a detailed statement by a responsible officer of the Borrower of the steps being taken by the Borrower to cure the effect of such breach, default or event;

(h)           as soon as possible and in any event within 30 days after the Borrower knows or has reason to know that any Reportable Event with respect to any Plan has occurred, the statement of the Borrower’s chief financial officer setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation;

(i)            as soon as possible, and in any event within 10 days after the Borrower fails to make any quarterly contribution required with respect to any Plan under Section 412(m) of the Internal Revenue Code of 1986, as amended, the statement of the Borrower’s chief financial officer setting forth details as to such failure and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation;

(j)            promptly upon knowledge thereof, notice of (i) any disputes or claims by the Borrower’s customers; (ii) the issuance by the Borrower of any credit memos; (iii) any goods returned to or recovered by the Borrower (but only to the extent that any such dispute, claim or credit memo exceeds $25,000, individually, or the value of such returned or recovered goods exceeds $25,000, individually) and (iv) any change in the persons constituting the Borrower’s officers and directors;

(k)           promptly upon knowledge thereof, notice of any material loss of or material damage to any Collateral or other collateral covered by the Security Documents or of any substantial adverse change in any Collateral or such other collateral or the prospect of payment thereof;

(l)            promptly upon their distribution, copies of all financial statements, reports and proxy statements which the Borrower shall have sent to its stockholders;

(m)          promptly after the sending or filing thereof, copies of all regular and periodic reports which the Borrower shall file with the Securities and Exchange Commission or any national securities exchange, unless the Borrower is otherwise required to disclose same to the Lender pursuant to another subsection of this Section 6.1;

(n)           promptly upon knowledge thereof, notice of the Borrower’s violation of any law, rule or regulation, the non-compliance with which has had, or would be reasonably likely to have, a Material Adverse Effect, unless the Borrower is otherwise required to disclose same to the Lender pursuant to another subsection of this Section 6.1; and

(o)           from time to time, with reasonable promptness, any and all receivables schedules, collection reports, deposit records and on a quarterly basis, within 30 days after the end of each calendar quarter, copies of invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other material, reports, records or information as the Lender may reasonably request.

Section 6.2             Books and Records; Inspection and Examination.  The Borrower will keep accurate books of record and account for itself pertaining to the Collateral and pertaining to the Borrower’s business and financial condition and such other matters as the Lender may from time to time reasonably request in which fairly stated and complete entries will be made in accordance with GAAP and, upon the Lender’s reasonable request, will permit any officer, employee, attorney or accountant for the Lender to audit, review, make extracts from or copy any and all corporate and financial books and records of the Borrower at all times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to the Borrower, and to discuss the Borrower’s affairs with any of its directors, officers, employees or agents. The Borrower will permit the Lender, or its employees, accountants, attorneys or agents, to examine and inspect any Collateral, other collateral covered by the Security Documents or any other property of the Borrower at any time during ordinary business hours.

Section 6.3             Account Verification.  The Lender may at any time and from time to time send or require the Borrower to send requests for verification of accounts or notices of assignment to account debtors and other obligors. The Lender may also at any time and from time to time telephone account debtors and other obligors to verify accounts.

Section 6.4             Compliance with Laws.

(a)           The Borrower will (i) comply with the requirements of applicable laws and regulations, the non-compliance with which would have, or be reasonably likely to have, a Material Adverse Effect, and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

(b)           Without limiting the foregoing undertakings, the Borrower specifically agrees that it will comply with all applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by any Environmental Laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any liability or obligation under the common law of any jurisdiction or any Environmental Law.

Section 6.5             Payment of Taxes and Other Claims.  The Borrower will pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including, without limitation, the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien or charge upon any properties of the Borrower; provided, that the Borrower shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

Section 6.6             Maintenance of Properties.

(a)           The Borrower will keep and maintain the Collateral, the other collateral covered by the Security Documents and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts; provided, however, that nothing in this Section 6.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the

Lender’s reasonable judgment, desirable in the conduct of the Borrower’s business and not disadvantageous in any material respect to the Lender.

(b)           The Borrower will defend the Collateral against all claims or demands of all persons (other than the Lender) claiming the Collateral or any interest therein.

(c)           The Borrower will keep all Collateral and other collateral covered by the Security Documents free and clear of all security interests, liens and encumbrances except Permitted Liens.

Section 6.7             Insurance.  The Borrower will obtain and at all times maintain insurance with insurers determined by the Borrower, in its reasonable business judgment, to be responsible and reputable, in such amounts and against such risks as may from time to time be required by the Lender in its commercially reasonable judgment, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower operates. Without limiting the generality of the foregoing, the Borrower will at all times keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as the Lender may in its commercially reasonable judgment, request, with any loss payable to the Lender to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for the Lender’s benefit acceptable to the Lender. All policies of liability insurance required hereunder shall name the Lender as an additional insured.

Section 6.8             Preservation of Existence.  The Borrower will preserve and maintain its corporate existence and all of its rights, privileges and franchises necessary or desirable (in the Borrower’s commercially reasonable judgment) in the normal conduct of its business.

Section 6.9             Delivery of Instruments, etc.  Upon request by the Lender, the Borrower will promptly deliver to the Lender in pledge all instruments, documents and chattel papers constituting Collateral, duly endorsed or assigned by the Borrower.

Section 6.10           Collateral Account.

(a)           If, notwithstanding the instructions to debtors to make payments to the Lockbox, the Borrower receives any payments on Receivables, the Borrower shall deposit such payments into the Collateral Account. Until so deposited, the Borrower shall hold all such payments in trust for and as the property of the Lender and shall not commingle such payments with any of its other funds or property.

(b)           Amounts deposited in the Collateral Account shall not bear interest and shall not be subject to withdrawal by the Borrower, except after full payment and discharge of all Obligations.

(c)           All deposits in the Collateral Account shall constitute proceeds of Collateral and shall not constitute payment of the Obligations. The Lender from time to time at its discretion may, after allowing two Banking Days, apply deposited funds in the Collateral Account to the payment of the Obligations, in any order or manner of application satisfactory to the Lender, by transferring such funds to the Lender’s general account.

(d)           All items deposited in the Collateral Account shall be subject to final payment. If any such item is returned uncollected, the Borrower will immediately pay the Lender, or, for items deposited in the Collateral Account, the bank maintaining such account, the amount of that item, or such bank at its discretion may charge any uncollected item to the Borrower’s commercial account or other account. The Borrower shall be liable as an endorser on all items deposited in the Collateral Account, whether or not in fact endorsed by the Borrower.

Section 6.11           Performance by the Lender.  If the Borrower at any time fails to perform or observe any of the foregoing covenants contained in this Article VI or elsewhere herein, and if such failure shall continue for a period of fifteen (15) calendar days after the Lender gives the Borrower written notice thereof (or in the case of the agreements contained in Sections 6.5, 6.7 and 6.10, immediately upon the occurrence of such failure, without notice or lapse of time), the Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of the Borrower (or, at the Lender’s option, in the Lender’s name) and may, but need not, take any and all other actions which the Lender may reasonably deem necessary to cure or correct such failure (including, without limitation, the payment of taxes, the satisfaction of security interests, liens or encumbrances, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Borrower shall thereupon pay to the Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys  fees and legal expenses) incurred by the Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Lender, together with interest thereon from the date expended or incurred at the Revolving Floating Rate. To facilitate the Lender’s performance or observance of such covenants of the Borrower, the Borrower hereby irrevocably appoints the Lender, or the Lender’s delegate, acting alone, as the Borrower’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed, delivered or endorsed by the Borrower under this Section 6.11.

Section 6.12           Financial Covenants.  Borrower shall at all times maintain compliance with the financial covenants set forth below:

(a)           Capital Expenditures.  The Borrower shall not make or incur, or contract to make or incur, Capital Expenditures, other than Capital Expenditures made in connection with the Project (as defined in the Reimbursement Agreement) and financed with the proceeds of the Bonds (as defined in the Reimbursement Agreement), during or at the end of any period set forth below, in an aggregate amount greater than the amount set forth below each such period:

	Measuring Period	Maximum Capital Expenditures

(i)	January 1, 2002 through and including December 31, 2002	$400,000
(ii)	January 1, 2003 through and including December 31, 2003, and each fiscal year thereafter	$500,000

(b)           Tangible Net Worth.  The Borrower and its consolidated subsidiaries shall maintain at all times a Tangible Net Worth, on a consolidated basis, of not less than $3,200,000.

(c)           Net Income.  The Borrower and its consolidated subsidiaries shall have Net Income, on a consolidated basis, for the first three fiscal months of each fiscal year, the first six fiscal months of each fiscal year, the first nine fiscal months of each fiscal year, and the twelve fiscal months of each fiscal year, commencing with the first three fiscal months ending in March 2002, of not less than (or not worse than, in the case of negative Net Income) an amount equal to the product of (i) the projected Net Income for such period, as reflected in the Projections for the fiscal year during which such period occurs, multiplied by (ii) 0.33.

(d)           Adjusted Cash Flow.  The Company and its consolidated subsidiaries shall have Adjusted Cash Flow, on a consolidated basis, for the fiscal year ended on December 31, 2001 of at least $1.00.

(e)           Cash Flow.  The Company and its consolidated subsidiaries shall have Cash Flow on a consolidated basis for each fiscal year, commencing with the fiscal year ending in December 2002, of at least $1.00.

ARTICLE VII     Negative Covenants

So long as the Obligations shall remain unpaid, or the Credit Facility shall remain outstanding, the Borrower agrees that, without the Lender’s prior written consent:

Section 7.1             Liens.  The Borrower will not create, incur or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, assignment or transfer upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (collectively, “Permitted Liens”):

(a)           in the case of any of the Borrower’s property which is not Collateral or other collateral described in the Security Documents, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the Borrower’s business or operations as presently conducted;

(b)           The Mortgage, and the liens, security interests and assignments in existence on the date hereof and listed in Schedule 7.1 hereto;

(c)           the Security Interest and liens and security interests created by the Security Documents; and

(d)           subject to the limitations on Capital Expenditures set forth under Section 6.12 (a), purchase money security interests relating to the acquisition of machinery and equipment of the Borrower not exceeding $100,000 in the aggregate during any fiscal year, so long as (i)  no Default Period is then in existence and none would exist immediately after such acquisition and (ii) such security interests extend only to the machinery and equipment so acquired.

Section 7.2             Indebtedness.  The Borrower will not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on the Borrower’s behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

(a)           indebtedness arising hereunder, under the Bond Documents and under the Reimbursement Agreement;

(b)           indebtedness of the Borrower in existence on the date hereof and listed in Schedule 7.2 hereto;

(c)           indebtedness secured by liens permitted in accordance with Section 7.1; and

(d)           unsecured indebtedness not to exceed $50,000 in the aggregate outstanding at any one time.

Section 7.3             Guaranties.  The Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

(a)           the endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business;

(b)           guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons (collectively “contingent liabilities”), in existence on the date hereof and listed in Schedule 7.3 hereto; and

(c)           contingent liabilities not listed on Schedule 7.3 hereto, not to exceed $50,000 in the aggregate outstanding at any one time.

Section 7.4             Investments and Subsidiaries.

(a)           The Borrower will not purchase or hold beneficially any stock or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, including specifically but without limitation any partnership or joint venture, except:

(i)            shares of stock issued to it by its Subsidiaries;

(ii)           investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated  A-1 or A-2 by Standard & Poors Corporation or P-1 or P-2  by Moody s Investors Service or certificates of deposit or bankers acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers  acceptances are fully insured by the Federal Deposit Insurance Corporation); and

(iii)          other investments not to exceed $50,000 in the aggregate outstanding at any one time; and

(b)           The Borrower will not create or permit to exist any Subsidiary, other than the Subsidiaries in existence on the date hereof and listed in Schedule 5.4.

Section 7.5             Dividends; Restricted Payments and Redemptions.  The Borrower will not declare or pay any dividends (other than dividends payable solely in stock of the Borrower) on any class of its capital stock or make any payment on account of the purchase, redemption or other retirement of any shares of such capital stock or make any distribution in respect thereof, either directly or indirectly, provided, however, that the Borrower may purchase or redeem shares of its capital stock in amounts not to exceed $650,000 in the aggregate, so long as: (a) no Event of Default shall have occurred and be continuing at the time of, or immediately after giving effect to, any such purchase or redemption and (b) Excess Availability immediately before and immediately after giving effect to any such purchase or redemption shall be at least $500,000.

Section 7.6             Sale or Transfer of Assets; Suspension of Business Operations.  The Borrower will not sell, lease, assign, transfer or otherwise dispose of (i) the stock of any Subsidiary, (ii) all or a substantial part of its assets, or (iii) any Collateral or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and will not liquidate, dissolve or suspend business operations. The Borrower will not in any manner transfer any property without prior or present receipt of full and adequate consideration.

Section 7.7             Consolidation and Merger; Asset Acquisitions.  The Borrower will not consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person, provided, however, that on not less than thirty (30) days prior written notice to the Lender, the Borrower may merge or consolidate with, or effect a similar business combination with, Belmay Holding Corporation, a New York corporation, so long as the terms and conditions thereof are reasonably satisfactory to the Lender, and, in the event that the Borrower ceases to exist as a separate legal entity as a result of any such business combination, then, in such event, the Obligations shall have been assumed in writing on terms and by a Person, in each case, reasonably satisfactory to the Lender.

Section 7.8             Sale and Leaseback.  The Borrower will not enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Borrower intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 7.9             Restrictions on Nature of Business.  The Borrower will not engage in any line of business materially different from that presently engaged in by the Borrower and will not purchase, lease or otherwise acquire assets not related to its business.

Section 7.10           Accounting.  The Borrower will not adopt any material change in accounting principles other than as required by GAAP. The Borrower will not have a fiscal year that ends on a date other than December 31 of each year.

Section 7.11           Discounts, etc.  The Borrower will not, after notice from the Lender, grant any discount, credit or allowance to any customer of the Borrower or accept any return of goods sold, or at any time (whether before or after notice from the Lender) modify, amend, subordinate, cancel or terminate the obligation of any account debtor or other obligor of the Borrower.

Section 7.12           Defined Benefit Pension Plans.  The Borrower will not adopt, create, assume or become a party to any defined benefit pension plan, unless disclosed to the Lender pursuant to Section 5.10.

Section 7.13           Other Defaults.  The Borrower will not permit any breach, default or event of default to occur under any material note, loan agreement, indenture, lease, mortgage, contract for deed, security agreement or other contractual obligation binding upon the Borrower.

Section 7.14           Place of Business; Name.  The Borrower will not transfer its chief executive office or principal place of business, or move, relocate, close or sell any business location without giving Lender at least 30 days prior written notice. The Borrower will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest. The Borrower will not change its name without giving Lender at least 30 days prior written notice.

Section 7.15           Organizational Documents.  The Borrower will not amend its certificate of incorporation, articles of incorporation or bylaws in any matter that is adverse to the Lender.

ARTICLE VIII     Events of Default, Rights and Remedies

Section 8.1             Events of Default.  Event of Default, wherever used herein, means any one of the following events:

(a)           The Borrower shall fail to pay any principal of any Advance when and as the same shall become due and payable;

(b)           The Borrower shall fail to pay any interest on any Advance, or shall fail to pay any fees, commissions, costs or expenses required to be paid by the Borrower under this Agreement, in each case when and as the same shall become due and payable;

(c)           The Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 6.12 hereof or (ii) any section of this Agreement other than Section 6.12, or contained in any other Loan Document, and in the case of this clause (ii) such failure shall continue without cure for a period of ten (10) days or more, in the case of Section 6.1 (b), fifteen (15) days or more, in the case of Section 6.1 (a), or twenty (20) days or more, in all other cases;

(d)           Any representation or warranty made by the Borrower in this Agreement, or by the Borrower (or any of its officers) in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement, shall prove to have been incorrect in any material respect when made;

(e)           The Borrower or any Guarantor shall be or become insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of its creditors; or the Borrower or any Guarantor shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower or such Guarantor, as the case may be; or the Borrower or any Guarantor shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower or any such Guarantor;

(f)            Any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower or any Guarantor;

(g)           The rendering against the Borrower of a final judgment, decree or order for the payment of money in excess of $50,000;

(h)           An “Event of Default”, as such term is defined in the Reimbursement Agreement, shall have occurred and be continuing;

(i)            A default shall have occurred and be continuing under any bond, debenture, note or other evidence of indebtedness of the Borrower in excess of $50,000  owed to any Person other than the Lender, or under any agreement, indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, and such default shall continue beyond any applicable grace period;

(j)            Any Reportable Event, which the Lender determines in good faith is reasonably likely to constitute grounds for the termination of any Plan or for the appointment by the appropriate United States District Court of a trustee to administer any

Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrower by the Lender; or a trustee shall have been appointed by an appropriate United States District Court to administer any Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or the Borrower shall have filed for a distress termination of any Plan under Title IV of ERISA; or the Borrower shall have failed to make any quarterly contribution required with respect to any Plan under Section 412(m) of the Internal Revenue Code of 1986, as amended, which the Lender determines in good faith may by itself, or in combination with any such failures that the Lender may determine are likely to occur in the future, result in the imposition of a lien on the Borrower’s assets in favor of the Plan;

(k)           The Borrower shall liquidate, dissolve, terminate or suspend its business operations or otherwise fail to operate its business in the ordinary course, or sell all or substantially all of its assets, without the Lender’s prior written consent; or

(l)            Any Guarantor shall repudiate, purport to revoke or fail to perform any such Guarantor’s obligations under such instrument of guaranty executed by such Guarantor in favor of the Lender.

Section 8.2             Rights and Remedies.  If an Event of Default shall occur and be continuing, the Lender may notify any account debtor or other person obligated to pay the amount due on any Account that such right to payment has been assigned or transferred to the Lender for security and shall be paid directly to the Lender. The Borrower will join in giving such notice if the Lender so requests. At any time after the Borrower or the Lender gives such notice to an account debtor or other obligor, the Lender may, but need not, in the Lender’s name or in the Borrower’s name, (i) demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor and (ii) as the Borrower’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of the Borrower’s mail to any address designated by the Lender, otherwise intercept the Borrower’s mail, and receive, open and dispose of the Borrower’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for the Borrower’s account or forwarding such mail to the Borrower’s last known address.  In addition, if an Event of Default shall occur and be continuing, the Lender may exercise any or all of the following rights and remedies:

(a)           the Lender may, by notice to the Borrower, declare the Commitment to be terminated, whereupon the same shall forthwith terminate;

(b)           the Lender may, by notice to the Borrower, declare the Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Borrower hereby expressly waives;

(c)           the Lender may, without notice to the Borrower and without further action, apply any and all money owing by the Lender to the Borrower to the payment of the Obligations;

(d)           the Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including, without limitation, the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which, to the extent permitted by law, the Borrower hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral, and, in connection therewith, the Borrower will on demand assemble the Collateral and make it available to the Lender at a place to be designated by the Lender which is reasonably convenient to both parties;

(e)           the Lender may exercise and enforce its rights and remedies under the Loan Documents; and

(f)            the Lender may exercise any other rights and remedies available to it by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in subsections (e) or (k) of Section 8.1, the Obligations shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind.

Section 8.3             Certain Notices.  If notice to the Borrower of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 9.3) at least ten calendar days before the date of intended disposition or other action.

ARTICLE IX     Miscellaneous

Section 9.1             No Waiver; Cumulative Remedies.  No failure or delay by the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 9.2             Amendments, Etc.  No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 9.3             Addresses for Notices, Etc.  Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United

States mail, (c) sent by overnight courier of national reputation, or (d) transmitted by telecopy, in each case addressed or telecopied to the party to whom notice is being given at its address or telecopier number as set forth below:

If to the Borrower:

Technology Flavors & Fragrances, Inc.
10 Edison Street East
Amityville, New York 11701
Fax No:	631 842-4254
Attention:	Joseph Gemmo

If to the Lender:

Wells Fargo Credit, Inc.
119 West 40th Street
New York, New York 10018
Fax No:	646 728-3279
Attention:	Richard Orr

or, as to each party, at such other address or telecopier number as may hereafter be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices, requests, demands and other communications shall be deemed to have been given on (a) the date received if personally delivered, (b) the date which is three (3) days after the date when deposited in the mail if delivered by mail, (c) the date which is one (1) Banking Day after the date sent if sent by overnight courier, or (d) the date of transmission if delivered by telecopy, except that notices or requests to the Lender pursuant to any of the provisions of Article II shall not be effective until received by the Lender.

Section 9.4             Further Documents.  The Borrower will from time to time execute and deliver or endorse any and all instruments, documents, conveyances, assignments, security agreements, financing statements and other agreements and writings that the Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interest or the Lender’s rights under the Loan Documents (but any failure to request or assure that the Borrower executes, delivers or endorses any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

Section 9.5             Collateral.  This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, the Borrower is entitled to any surplus and shall remain liable for any deficiency. The Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third person, exercises reasonable care in the selection of the bailee or other third person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral. The Lender shall not be obligated to preserve any rights the Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application.

Section 9.6             Costs and Expenses.  The Borrower agrees to pay on demand all out-of-pocket costs and expenses, including (without limitation) reasonable attorneys  fees, incurred by the Lender in connection with the Obligations, this Agreement, the Loan Documents, and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including without limitation all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Obligations and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

Section 9.7             Indemnity.  In addition to the payment of expenses pursuant to Section 9.6, the Borrower agrees to indemnify, defend and hold harmless the Lender, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any of the following (collectively,  Indemnified Liabilities ):

(i)            any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or the making of the Advances;

(ii)           any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Section 5.12 proves to be incorrect in any respect or as a result of any violation of the covenant contained in Section 6.4(b); and

(iii)          any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents or the use or intended use of the proceeds of the Advances, provided, that the Borrower shall not be obligated to indemnify an Indemnitee for any such liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses to the extent caused by the Lender’s or the Indemnitee’s gross negligence or willful misconduct.

If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, the Borrower, or counsel designated by the Borrower and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrower’s sole costs and expense. The Indemnitee shall have the right to employ its own counsel in any such action, suit or proceeding, but the fees and expenses of such counsel shall be at the expense of such Indemnitee; provided, however, that, if the defendants in any such action include both the Indemnitee and the Borrower and the Indemnitee shall have reasonably concluded that there may be reasonable defenses available to it which are different from or additional to those available to the Borrower or if the interests of the Indemnitee reasonably may be deemed to conflict with the interests of the Borrower, the Indemnitee shall have the right to select a separate counsel and to assume such legal defenses and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Borrower as incurred.  The Borrower shall not, in the defense of any such claim or litigation, shall, except with the consent of each Indemnitee, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such claim or litigation.  Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Borrower’s obligation under this Section 9.7 shall survive the termination of this Agreement and the discharge of the Borrower’s other obligations hereunder.

Section 9.8             Participants.  The Lender may, at its own expense, at any time and from time to time, sell participations in all or a portion of its rights and obligations under this Agreement, the other Loan Documents and the Security Documents, provided that (i) the Borrower’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) the Lender shall remain solely responsible to the Borrower for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement, the other Loan Documents and the Security Documents.

Section 9.9             Execution in Counterparts. This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

Section 9.10           Binding Effect; Assignment; Complete Agreement; Exchanging Information.  The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the Lender’s prior written consent. This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. Without limiting the Lender’s right to share information regarding the Borrower and its Affiliates with the Lender’s participants, accountants, lawyers and other advisors, the Lender, Wells Fargo Bank, N.A., and all direct and indirect subsidiaries of Wells Fargo Bank, N.A., may exchange any and all information they may have in their possession regarding the Borrower and its Affiliates, and the Borrower waives any right of confidentiality it may have with respect to such exchange of such information.  Except for the foregoing sharing of information with the Lender’s participants, accountants, lawyers and other advisors, and the exchange of information among the Lender, Wells Fargo Bank, N.A., and the direct and indirect subsidiaries of Wells Fargo Bank, N.A. in connection with the evaluation of this Agreement and the transactions contemplated hereby, the

Lender agrees to use commercially reasonable efforts to keep confidential the various written and oral information and material regarding the assets, liabilities, business, prospects, projections and financial condition of the Borrower and the Guarantor which is non-public, confidential or proprietary in nature and will not disclose any such information or material to any third party without the specific prior written consent of the Borrower, except that the Lender may disclose such information without the Borrower’s or any Guarantor’s consent: (a) to Persons employed or engaged by the Lender in evaluating, approving, structuring or administering the Advances or this Agreement; (b) to any assignee or participant or potential assignee or participant of Lender; (c) as required or requested by any governmental authority or reasonably believed by the Lender to be compelled by any court decree, subpoena or other legal or administrative order or process; (d) as, on the advice of the Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any suit, action or proceeding to which the Lender is a party; or (f) which ceases to be non-public, confidential or proprietary through no fault of the Lender.

Section 9.11           Severability of Provisions.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 9.12           Headings.  Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.13           Governing Law; Jurisdiction, Venue; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the substantive laws of (other than the conflicts of law provisions of) the State of New York.  Each of the parties hereto hereby (i) consents to the personal jurisdiction of the state and federal courts located in the State of New York in connection with any controversy related to this Agreement; (ii) waives any argument that venue in any such forum is not convenient, (iii) agrees that any litigation initiated by the Lender or the Borrower in connection with this Agreement or the other Loan Documents shall be venued in either the Supreme Court of New York County, New York, or the United States District Court, Southern District of New York; and (iv) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THE PARTIES WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT.

Section 9.14           No Novation.  On the Effective Date, this Agreement shall amend, restate and supercede the Original Loan Agreement in its entirety; provided, however, that nothing contained herein shall be deemed to constitute a novation of the obligations, liabilities and indebtedness owing by the Borrower to the Lender under the Original Loan Agreement, and the Borrower confirms and reaffirms its continuing liability for the payment and performance of all such obligations, liabilities and indebtedness, in accordance with the  terms of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

TECHNOLOGY FLAVORS & FRAGRANCES, INC.

By:
Name:
Title:

WELLS FARGO CREDIT, INC.

By:
Name:
Title:

EXECUTION COPY

REVOLVING NOTE

$3,000,000.00	As of April , 2002

FOR VALUE RECEIVED, TECHNOLOGY FLAVORS & FRAGRANCES, INC., a Delaware corporation (“Borrower”) HEREBY PROMISES TO PAY on the Termination Date under the Loan Agreement (defined below), to the order of WELLS FARGO CREDIT, INC. (the “Lender”), at its office located at 119 West 40th Street, New York, New York 10018-2500, in lawful money of the United States of America and in immediately available funds, the principal sum of THREE MILLION DOLLARS ($3,000,000.00) or, if less, the aggregate unpaid principal amount of all Advances made by the Lender to the Borrower pursuant to the Loan Agreement.

The Borrower further agrees to pay interest at said office, in like money, on the unpaid principal amount hereunder from time to time on the dates and at the rate specified in the Loan Agreement.  The principal hereof and interest accruing thereon shall be due and payable as provided in the Loan Agreement.  This Revolving Note may be prepaid only in accordance with the Loan Agreement.

This Revolving Note is secured by and is entitled to the benefits of the liens and security interests granted by the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement).

The Borrower hereby waives presentment, demand, notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Revolving Note or the Loan Agreement.

If any payment on this Revolving Note becomes due and payable on a day other than a Banking Day, the due date thereof shall be extended to the next succeeding Banking Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

This Revolving Note is the “Revolving Note” referred to in the Amended and Restated Loan and Security Agreement dated as of even date herewith between the Borrower and the Lender (as the same may be amended, modified, supplemented or restated from time to time, the “Loan Agreement”).  Capitalized terms used herein shall have the meanings assigned thereto in the Loan Agreement, unless otherwise defined herein.

This Revolving Note evidences the Advances made under the Loan Agreement by the Lender to the Borrower and is subject to, and entitled to, all provisions and benefits thereof, including, without limitation, the provisions of the Loan Agreement which permit, in certain circumstances, the Lender to accelerate this Revolving Note.

This Revolving Note shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to conflict of laws principles.

The Borrower hereby agrees to pay all costs of collection, including attorneys’ fees and legal expenses in the event this Revolving Note is not paid when due, whether or not legal proceedings are commenced

In the event that, prior to the date hereof, one or more promissory notes (collectively, the “Original Notes”) were issued pursuant to the Loan and Security Agreement, dated as of June 29, 1999 (the “Original Agreement”), between the Borrower and the Lender (as assignee of Fleet Capital Corporation), to evidence any indebtedness, obligations or liabilities of the Borrower under the Original Agreement, then this Revolving Note shall consolidate, amend, restate and supercede all such Original Notes; provided, however, that nothing contained herein shall be deemed to constitute a novation of any indebtedness, obligations or liabilities of the Borrower under any of the Original Notes and the Borrower confirms and reaffirms its continuing liability for the payment and performance of all such indebtedness, obligations and liabilities, in accordance with the terms of this Revolving Note.

TECHNOLOGY FLAVORS & FRAGRANCES, INC.

By:
Name:
Title:

2

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

To	Wells Fargo Credit, Inc.
119 West 40th Street
New York, New York 10018

Date:	, 200

Subject:	Financial Statements

In accordance with Section 6.1(c) of the Amended and Restated Loan and Security Agreement, dated as of April       , 2002, between Technology Flavors & Fragrances, Inc., a Delaware corporation (“Borrower”), and Wells Fargo Credit, Inc. (the “Loan Agreement”), attached are the financial statements of Borrower as of and for the year-to-date period ended                  (the “Current Financials”).  All terms used in this certificate have the meanings given in the Loan Agreement.

I hereby certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly present Borrower’s financial condition and the results of its operations as of the date thereof.

[I hereby further certify that I have no knowledge of the occurrence of any Default or Event of Default under the Loan Agreement not heretofore reported and remedied.]

I hereby further certify that I have knowledge of the occurrence of a Default or an Event of Default under the Loan Agreement and attached hereto is a statement of the facts with respect thereto.]

I hereby further certify that the attached sheet(s) set forth all relevant facts to evidence, and my computations as to, whether or not Borrower is in compliance with the requirements set forth in Section 6.12 of the Loan Agreement.

TECHNOLOGY FLAVORS & FRAGRANCES, INC.

By:
Name:
Title:	Chief Financial Officer

EXHIBIT C

FORM OF CONFIRMATION OF REQUEST FOR BORROWING

Wells Fargo Credit, Inc.

119 West 40th Street

New York, New York 10018

Re:	Confirmation of Borrowing Request

Ladies and Gentlemen:

This is to confirm our authorization to you, made on               , 20      by telephone, to make an Advance on               , 20      in the sum of $                    , under the Amended and Restated Loan and Security Agreement dated as of April           , 2002 between the undersigned and you.

Very truly yours,

TECHNOLOGY FLAVORS & FRAGRANCES, INC.

By:
Authorized Officer